UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2013

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53252	90-0416683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7400 Paseo Padre Parkway, Fremont, CA	94555
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):  (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Private Placement
On August 27, 2013 (the “Closing Date”), WaferGen Bio-systems, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Purchasers”) for the private sale (the “Private Placement”) of units (each, a “Unit”) at $50,000 per Unit, each Unit consisting of (1) either 25,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) or 9.9390 shares of the Company’s Series 1 Convertible Preferred Stock, par value $0.001 per share (with each 9.9390 shares having a total liquidation preference of $0.01 and being convertible into 25,000 shares of Common Stock) (“Series 1 Preferred Shares”) and (2) warrants to purchase 12,500 shares of Common Stock at an initial exercise price of $2.60 per share (the “Warrants”).

At the initial closing of the offering on August 27, 2013, the Company received gross proceeds of $13,668,500 and issued a total of 5,209,250 shares of Common Stock, 646.0351 Series 1 Preferred Shares (convertible into a total of 1,625,000 shares of Common Stock) and 3,417,129 Warrants.  The Company may sell up to an additional $3,581,500 of Units pursuant to the Securities Purchase Agreement.

The Warrants are exercisable at any time within five years from the Closing Date at an initial exercise price of $2.60 per share with cashless exercise in the event a registration statement covering the resale of the shares underlying the Warrants is not in effect by the six month anniversary of the issuance of the Warrants. The exercise price for the Warrants is subject to adjustment for splits, recapitalizations, reorganizations and similar events.

The Company engaged a registered broker dealer to serve as placement agent for the Private Placement (the “Placement Agent”) and the Placement Agent received (a) selling commissions aggregating 10% of the gross proceeds of the Units sold to Purchasers that the Placement Agent introduced to the Company (collectively, “PA Investor Parties”) plus 5% of the gross proceeds of the securities sold to Purchasers who are officers or directors of the Company or existing investors in the Company that the Placement Agent did not introduce to the Company (collectively, “Company Investor Parties”), (b) five-year warrants to purchase for $50,000 per Unit (subject to certain adjustments) such number of Units as is equal to 10% of the number of Units issued to PA Investor Parties plus 5% of the number of Units issued to Company Investor Parties in the Private Placement (“Placement Agent Warrants”), and (c) reimbursement by the Company for certain expenses, not to exceed $100,000, incurred in connection with the Private Placement.

The Company intends to use the net proceeds from the Securities Purchase Agreement for general corporate and working capital purposes, including commercialization activities intended to increase revenues from sales of the Company’s target enrichment and other products.

In connection with the Securities Purchase Agreement, the Company and the Purchasers entered into a Registration Rights Agreement dated as of August 27, 2013 (the “Registration Rights Agreement”), pursuant to which the Company agreed to register under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock sold pursuant to the Securities Purchase Agreement, the shares of Common Stock into which Series 1 Preferred Shares sold pursuant to the Securities Purchase Agreement may be converted, and the shares of Common Stock for which the Warrants may be exercised.

Item 3.02.  Unregistered Sales of Equity Securities.

Private Placement
See Item 1.01 of this Current Report on Form 8-K with respect to the Securities Purchase Agreement and the securities issued in connection therewith, which information is incorporated by reference. The new securities issued to the Purchasers were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D. The securities contain a legend restricting transferability absent registration or applicable exemption. The Purchasers received current information about the Company and had the opportunity to ask questions about the Company.  All of the Purchasers were deemed accredited.

The foregoing descriptions of the Private Placement, the securities to be issued in connection therewith, Securities Purchase Agreement, the Registration Rights Agreement, the Warrants and the Placement Agent Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents, the forms of which are attached as exhibits hereto and are incorporated herein.

Item 8.01.  Other Events.

A copy of the press release announcing the Private Placement is attached hereto as Exhibit 99.1. The press release and the information contained in this Current Report on Form 8-K about the Private Placement do not constitute offers to sell or solicitations of offers to buy the Units or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. The information contained in this Current Report on Form 8-K and in the press release is being disclosed pursuant to and in accordance with Rule 135c under the Act.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
4.2	Form of Placement Agent Warrant
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release of the Company dated August 27, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.
Date: August 27, 2013	By:	/s/ JOHN HARLAND
John Harland
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Warrant
4.2	Form of Placement Agent Warrant
10.1	Form of Securities Purchase Agreement dated August 27, 2013
10.2	Form of Registration Rights Agreement dated August 27, 2013
99.1	Press Release of the Company dated August 27, 2013